UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 8, 2007

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
State of	Commission File	IRS Employer
Incorporation	Number	Identification No
.

9661 South 700 East, Salt Lake City, Utah 84070
Address of principal executive offices

801-619-9320
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 8, 2007, Golden Eagle International, Inc. (hereafter referred to as “us” or “we”) completed a loan agreement (“Loan Agreement”) with Golden Eagle Mineral Holding, Inc. (“GEMH”) providing for a loan of one million dollars ($1,000,000) by GEMH to us (“the Loan”). The Loan is being made in connection with: (a) the expansion of our C Zone pilot plant into a full-scale production plant with an eventual capacity of five hundred (500) cubic meters (1,000 tons) per day at our Precambrian mining concessions located in Eastern Bolivia; (b) needed operating capital during the construction and shake-out periods; and (c) any other business purpose at our management’s discretion. The Loan is being made contingent on GEMH’s satisfactory due diligence and our providing GEMH with a Certification Regarding Final Feasibility regarding the development of the C Zone. GEMH’s due diligence is required to be completed within sixty (60) days following the execution of the Loan Agreement.

The Loan Agreement provides that the principal loan amount of $1,000,000 is to by paid by GEMH to us, as follows: (a) $100,000, which we have already received; (b) $100,000 to be received by March 21, 2007; and (c) $800,000 to be received at any time within the 60-day due diligence period referred to above. The term of the Loan Agreement is twelve (12) months. Interest will accrue from the date of payment of each individual payment amount within the total of the principal paid to us at the rate of ten percent (10%) per annum, calculated and compounded monthly, until paid. Interest will be due and payable to GEMH at the end of the term of the 12 month term. In the event of default, interest will accrue at the rate of fourteen percent (14%) per annum, calculated and compounded monthly, from the date of default. The Loan Agreement is subject to various representations and warranties by GEMH and us.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

	10.4	Loan Agreement between Golden Eagle International, Inc. and Golden Eagle Mineral Holding, Inc
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of March, 2007.

Golden Eagle International, Inc.

By: /s/ Terry C. Turner
Terry C. Turner,
President and Chief Executive Officer